Exhibit 23.4

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

TO: ARS Networks Incorporated

As independent certified public accountants, we hereby consent to the incorporation by reference in the Annual Report on Form 10-KSB under the Securities Exchange Act of 1934 of ARS Networks, Incorporated for the year ended January 31, 2003 of our report dated April 25, 2003 which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, and contained in the Registration Statement No. 333-112473 of ARS Networks, Incorporated Form S-8 under the Securities Act of 1933 insofar as such report relates to the financial statements of ARS Networks, Incorporated for the year ended January 31, 2003.

s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
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Russell Bedford Stefanou Mirchandani LLP

New York, NY
April 29, 2004